Exhibit 10.5

SHARE TRANSFER AND LIQUIDATED DAMAGES AGREEMENT

THIS SHARE TRANSFER AND LIQUIDATED DAMAGES AGREEMENT (this “Agreement”), dated as of December 23, 2014, to be effective as of the Closing, is made by and among Colony Financial, Inc., a Maryland corporation (“CFI”), Colony Capital Holdings, LLC, a Delaware limited liability company (“CC Holdings”), Colony Capital, LLC, a Delaware limited liability company (“CC”), and Richard B. Saltzman (“Saltzman”). Any capitalized term that is used but not otherwise defined in this Agreement shall have the meaning set forth in the Contribution Agreement by and among CC Holdings, CFI, CC, Colony Capital OP Subsidiary LLC (“OP”), a Delaware limited liability company, FHB Holding LLC, a Delaware limited liability company, Richard B. Saltzman and CFI RE Masterco LLC, a Delaware limited liability company, dated as of the date hereof (the “Contribution Agreement”).

WHEREAS, the parties desire to enter into this Agreement, pursuant to which CC Holdings or one of its Subsidiaries will deliver to Saltzman shares of CFI Class A Common Stock equal to the CC Closing Share Consideration (as adjusted pursuant to Section 1(b) below, the “Closing Saltzman Shares”) and (ii) additional shares of CFI Class A Common Stock equal to (A) the aggregate number of OP Common Units delivered by OP pursuant to Section 3.5(h) of the Contribution Agreement, if any, multiplied by (B) 22.123% (the “Contingent Consideration Saltzman Shares” and together with the Closing Saltzman Shares, the “Saltzman Shares”).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DELIVERY OF THE SALTZMAN SHARES.

(a) Delivery. CC shall deliver to Saltzman the number of shares of CFI Class A Common Stock equal to (i) on or as soon as practicable following the Closing Date, the Estimated CC Closing Share Consideration received by CC pursuant to Section 3.3(a)(ii) of the Contribution Agreement and (ii) on or as soon as practicable following the release of the applicable OP Common Units from the Contingent Consideration Account to CC and the subsequent exchange of such OP Common Units into shares of CFI Class A Common Stock, the Contingent Consideration Saltzman Shares (together with any cash, property or securities received by CC in respect of such OP Common Units pursuant to Section 3.5(h) of the Contribution Agreement) in each case subject to all of the terms and conditions of this Agreement (as applicable, the “Saltzman Share Delivery”).

(b) Adjustments. Promptly following the determination of the Final CC Closing Share Consideration on the Final Closing Statement in accordance with Section 3.4(f) of the Contribution Agreement, if (i) the Final CC Closing Share Consideration as shown on the Final Closing Statement is greater than the Estimated CC Closing Share Consideration shown on the Estimated Closing Statement, then CC shall deliver to Saltzman the number of additional shares of CFI Class A Common Stock equal to such excess amount, or (ii) the Estimated CC Closing Share Consideration as shown on the Estimated Closing Statement is greater than the Final CC Closing Share Consideration shown on the Final Closing Statement, then Saltzman shall transfer to CC such number of shares of CFI Class A Common Stock equal to such excess. Saltzman or CC, as applicable, shall satisfy such obligation within, in the case of Saltzman, three Business

Days of demand by CC, or in the case of CC, three Business Days of receipt of such additional shares of CFI Class A Common Stock pursuant to Section 3.4(f) of the Contribution Agreement. Any agreement or arrangement by CC in connection with Section 3.4 of the Contribution Agreement shall be binding on Saltzman without any right of objection or modification.

(c) Certain Tax Matters.

(i) Each Saltzman Share Delivery shall constitute the payment of a bonus to Saltzman and shall be characterized as a “guaranteed payment” within the meaning of Section 707(c) of the Code.

(ii) The parties acknowledge and agree that no withholding Taxes shall apply in respect of a Saltzman Share Delivery, and that the obligation to make the payment of any Taxes to the applicable Authorities that apply to such Saltzman Share Delivery shall be solely the obligation of Saltzman.

(iii) Saltzman, at his election, may request that CC Holdings or CC (x) sell or withhold such number of Saltzman Shares that would otherwise be delivered to Saltzman in respect of the applicable Saltzman Share Delivery as is determined mutually by the parties to be sufficient to realize an amount of cash on an after-tax basis equal to the estimated Taxes that apply to such Saltzman Shares (the “Tax Sale”), (y) timely remit the cash received by CC in respect of the Tax Sale on Saltzman’s behalf to the applicable Authorities and (z) deliver to Saltzman only the net number of such Saltzman Shares remaining after the Tax Sale.

2. TERMS AND CONDITIONS OF THE SALTZMAN SHARES.

(a) Fully Vested. The Saltzman Shares shall be fully vested as of the date of the applicable Saltzman Share Delivery.

(b) Rights as Shareholder. Except as otherwise set forth in this Agreement in respect of the “Transfer Restrictions” and the “Liquidated Damages Payment” (each as defined below), Saltzman shall have all the rights of a shareholder with respect to the Saltzman Shares, including the right to vote the Saltzman Shares and to receive any dividends or other distributions paid to or made with respect to the Saltzman Shares.

(c) Legend on Certificates. Any certificates evidencing the “Restricted Saltzman Shares” (as defined below) shall bear such legends reflecting the Transfer Restrictions as CFI may determine in its sole discretion to be necessary or appropriate; provided that in no event shall any such legend be included on any Saltzman Shares once such Saltzman Shares cease to be Restricted Saltzman Shares.

3. RESTRICTIONS ON TRANSFER OF THE SALTZMAN SHARES.

(a) Temporary Transfer Restrictions. Except as otherwise expressly permitted by this Agreement, Saltzman shall not offer, pledge, encumber, hypothecate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly (each, a “Transfer”) any of the Saltzman Shares (the “Transfer Restrictions”). The Saltzman Shares

subject to the Transfer Restrictions shall be referred to herein as the “Restricted Saltzman Shares” and shall no longer be Restricted Saltzman Shares from and after the applicable Restriction Lapse Date.

(b) Exceptions to Transfer Restrictions. Notwithstanding anything set forth in Section 3(a) to the contrary:

(i) On each of the first five anniversaries of the Closing Date (each a “Restriction Lapse Date”), the Transfer Restrictions relating to the number of Restricted Saltzman Shares delivered to Saltzman (after reduction for any Tax Sale) set forth below shall lapse, such that all of the Restricted Saltzman Shares shall be free of any and all Transfer Restrictions and shall no longer be Restricted Saltzman Shares as of the fifth anniversary of the Closing Date:

(A) on the first anniversary of the Closing Date, 20% of the remaining Restricted Saltzman Shares;

(B) on the second anniversary of the Closing Date, 25% of the remaining Restricted Saltzman Shares;

(C) on the third anniversary of the Closing Date, 33 1/3% of the remaining Restricted Saltzman Shares;

(D) on the fourth anniversary of the Closing Date, 50% of the remaining Restricted Saltzman Shares; and

(E) on the fifth anniversary of the Closing Date, 100% of the remaining Restricted Saltzman Shares.

In addition, the Transfer Restrictions shall be removed from all Restricted Saltzman Shares upon Saltzman’s death. No Transfer Restrictions shall be applicable to any Restricted Saltzman Shares from and after the applicable Restriction Lapse Date. For purposes of computing the remaining Restricted Saltzman Shares as of any particular date, (x) Restricted Saltzman Shares subject to Transfers described in clause (1) of Section 3(b)(ii) below shall be deemed to be remaining Restricted Saltzman Shares so long as record ownership remains with Saltzman, and (y) Restricted Saltzman Shares subject to Transfers described in clause (3) and (7) of Section 3(b)(ii) shall be deemed to be remaining Restricted Saltzman Shares until such time (if any) they are the subject of a subsequent Transfer other than as described in clause (3) and (7) of Section 3(b)(ii).

(ii) Saltzman and any vehicle through which Saltzman then indirectly holds Restricted Saltzman Shares may effectuate any or all of the following Transfers of Restricted Saltzman Shares; provided, that, in the case of Transfers described in clauses (1) through (3), (A) the applicable transferee agrees in writing to be bound by the restrictions set forth herein and (B) the Transfer Restrictions with respect to the applicable Restricted Saltzman Shares Transferred thereby shall continue to lapse on a ratable basis on each Restriction Lapse Date as if still held by Saltzman; and provided, further, that no Restricted Saltzman Shares may be Transferred pursuant to clauses (1) through (3), or (6) through (8) of this Section 3(b)(ii) if following such Transfer,

Saltzman would have beneficial ownership of a number of Saltzman Shares less than that number of Eligible Saltzman Shares that would be included in a Liquidated Damages Payment that became payable as of the date of such Transfer:

(1) the Transfer of Restricted Saltzman Shares in an aggregate amount up to that number which is equal to 50% of the total number of Saltzman Shares delivered to Saltzman as collateral for any loan; provided, that, such Transfer is a bona fide pledge of the Restricted Saltzman Shares to a Person that is not an Affiliate of the transferor;

(2) the Transfer of Restricted Saltzman Shares in an aggregate amount up to that number which is equal to 20% of the total number of Saltzman Shares issued to Saltzman as a bona fide gift or gifts;

(3) the Transfer of some or all of the Restricted Saltzman Shares to any trust, partnership, corporation or limited liability company established and held for the direct or indirect benefit of Saltzman or his family, provided that any such Transfer shall not involve a disposition for value other than equity interests in any such trust, partnership, corporation or limited liability company;

(4) the Transfer of some or all of the Restricted Saltzman Shares to CFI to satisfy any indemnification obligations of Saltzman as contemplated by this Agreement or the Contribution Agreement;

(5) the Transfer of some or all of the Restricted Saltzman Shares as required by applicable Law or order;

(6) the Transfer of some of the Restricted Saltzman Shares to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permitted under this Agreement;

(7) the Transfer of some or all of the Restricted Saltzman Shares as provided for in Section 4 below; and

(8) the Transfer of a number of Restricted Saltzman Shares as is reasonably determined by the parties in good faith to be sufficient to realize an amount of cash on an after-tax basis equal to any and all taxes that apply to such Restricted Saltzman Shares.

(c) Ownership of Restricted Saltzman Shares. Saltzman represents and warrants that, effective as of the Saltzman Share Delivery and except for any Transfers permitted by Section 3(b)(ii), he will hold the Restricted Saltzman Shares, free and clear of all liens, encumbrances, and claims created or caused by him during the period that the Transfer Restrictions apply. Without limiting the foregoing, effective as of the Saltzman Share Delivery and except for any Transfers permitted by Section 2(b)(ii), Saltzman shall maintain sole direct or indirect beneficial ownership of all Restricted Saltzman Shares, free and clear of all liens, encumbrances, and claims created or caused by Saltzman or CC, at all times during the period that the Transfer Restrictions apply to such Restricted Saltzman Shares (it being understood that “beneficial ownership” refers to ownership of all pecuniary and non-pecuniary rights, privileges, liabilities and obligations, and in particular shall not be limited to the meaning of “beneficial ownership”

for purposes of Section 13(d) of the Securities Exchange Act of 1934). Without limiting the foregoing, until the fifth anniversary of the Closing Date, Saltzman shall maintain sole direct or indirect beneficial ownership, free and clear of all liens, encumbrances, and claims created or caused by Saltzman or CC, of a number of Saltzman Shares equal to or greater than that number of Eligible Saltzman Shares that would be included in a Liquidated Damages Payment that became payable as of the date of determination.

4. LIQUIDATED DAMAGES.

(a) If Saltzman (i) violates or fails to perform his obligations under the Non-Competition Covenant contained in Section 1(i) or 1(ii) of Exhibit A hereto, as modified by the proviso in Section 1 of Exhibit A, or (ii) otherwise violates or fails to perform his obligations under the Non-Competition Covenant in any manner that results in material economic harm to CFI and its Affiliates (taken as a whole), in each case during the “Restricted Period” (as defined in Exhibit A hereto), and fails to cure and cease such violation within 60 days (which shall be extended to 90 days in the case of a violation that is susceptible to cure and such cure is being pursued in good faith by Saltzman) after the date on which CFI gives written notice to him of such violation (a “Non-Competition Violation”, and the date of such notice of violation, the “Date of the Non-Competition Violation”), then Saltzman shall promptly remit to CFI a number of Closing Saltzman Shares (the “Liquidated Damages Payment”), as liquidated damages in respect of such violation and without respect to the damages actually incurred by CFI or its Affiliates as a result of such violation, determined as follows:

(i) If the Date of the Non-Competition Violation occurs on or prior to the first anniversary of the Closing Date, the Eligible Saltzman Shares;

(ii) If the Date of the Non-Competition Violation occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 80% of the Eligible Saltzman Shares (rounded to the nearest whole number);

(iii) If the Date of the Non-Competition Violation occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, 60% of the Eligible Saltzman Shares (rounded to the nearest whole number);

(iv) If the Date of the Non-Competition Violation occurs after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, 40% of the Eligible Saltzman Shares (rounded to the nearest whole number);

(v) If the Date of the Non-Competition Violation occurs after the fourth anniversary of the Closing Date but on or prior to the fifth anniversary of the Closing Date, 20% of the Eligible Saltzman Shares (rounded to the nearest whole number); and

(vi) If the Date of the Non-Competition Violation occurs after the fifth anniversary of the Closing Date, zero Eligible Saltzman Shares.

For purposes of this Agreement, the term “Eligible Saltzman Shares” shall equal a number of shares of CFI Class A Common Stock equal to (i) a fraction, the numerator of which is (A) the Saltzman Consideration and the denominator of which is (B) the sum of the CC

Consideration and the Saltzman Consideration, multiplied by (ii) $250,000,000 divided by (ii) the Reference CFI Stock Price. “CC Consideration” means (A) the number of New Units received by CC under the Contribution Agreement plus (B) the difference between (x) the number of OP Common Units received by CC pursuant to Section 3.5(h) minus (y) the Contingent Consideration Saltzman Shares (as defined in the Saltzman Share Transfer Agreement), in each case (A) and (B) multiplied by the Reference CFI Common Stock Price. “Saltzman Consideration” means the sum of (i) (A) the number of New Shares received by Saltzman under the Saltzman Share Transfer Agreement plus (B) the number of Contingent Consideration Saltzman Shares received by Saltzman under the Saltzman Share Transfer Agreement plus (C) the number of New Shares retained or sold by CC under the Saltzman Share Transfer Agreement or CFI under the Contribution Agreement, as applicable, in respect of payment of tax obligations of Saltzman plus (D) the number of New Units received by Saltzman under the Contribution Agreement, in each of case (A), (B), (C) and (D), multiplied by the Reference CFI Common Stock Price plus (ii) any amounts (if any) actually distributed to Saltzman with respect to Class C Units in CCH.

(b) Applicability. Once the Liquidated Damages Payments as provided for in Section 4(a) above have been paid in full, no further Liquidated Damages Payment shall be payable pursuant to this Agreement.

(c) Sole Remedy. The Liquidated Damages Payment provided for in Section 3(a) above, shall be CFI’s sole remedy (other than specific performance as provided for in the Restrictive Covenant Agreement by and between Saltzman and CFI, effective as of the Effective Date (the “Restrictive Covenant Agreement”)) for breach of the Non-Competition Covenant and Section 3 of the Restrictive Covenant Agreement and the entire economic obligation of Saltzman for any such breach.

5 INDEMNIFICATION OBLIGATIONS. In the event that CC is obligated for any Losses pursuant to Section 10 of the Contribution Agreement (or otherwise thereunder), Saltzman shall be responsible for his pro rata percentage of any such Losses (and payments) by CC thereunder. Saltzman’s pro rata percentage shall be determined by dividing (i) the value of the Saltzman Shares delivered to Saltzman by CC pursuant to Section 1 of this Agreement, which value shall be determined using the Reference CFI Common Stock Price by (ii) the Consideration. Saltzman shall satisfy any such obligations in shares of CFI Class A Common Stock valued for such purposes at the Reference CFI Common Stock Price. Saltzman shall satisfy such obligation within three Business Days of demand and any agreement or arrangement by CC in connection with the Contribution Agreement shall be binding on Saltzman without any right of objection or modification; provided, that if Saltzman fails to satisfy such obligation within such time period, the applicable number of Saltzman Shares delivered to Saltzman by CC pursuant to Section 1 of this Agreement shall be automatically cancelled without further action by Saltzman, which value shall be determined using the Reference CFI Common Stock Price, and CC shall not be obligated for such Losses pursuant to Section 10 of the Contribution Agreement. Saltzman shall have no right of participation (or objection) with respect to any indemnification matter under the Contribution Agreement and CC shall have the sole right to control any matter with respect thereto.

6. MISCELLANEOUS PROVISIONS.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements entered into and to be performed entirely within such state.

(b) Entire Agreement. This Agreement, together with Exhibit A hereto and the documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to the terms and conditions of the Saltzman Shares, and it cancels and replaces any and all prior understandings, agreements and term sheets between the parties with respect thereto. All promises, representations, collateral agreements and understandings not expressly incorporated in this Agreement are hereby superseded by this Agreement.

(c) Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by facsimile; or (d) on the date of requested delivery if sent by a recognized overnight courier:

If to CFI:	Colony Financial, Inc.
2450 Broadway, 6th Floor
Santa Monica, CA 90404 Attention: General Counsel

If to CC:	Colony Capital, LLC
2450 Broadway, 6th Floor
Santa Monica, CA 90404 Attention: Director - Legal

If to Saltzman:	to the last address of the Executive in the records of CFI and CC specifically identified for notices under this Agreement or to such other address as is provided by a party to the others from time to time.

(d) Survival. Except as otherwise expressly set forth in this Agreement, the representations, warranties and covenants of Saltzman contained in this Agreement will survive any termination of Saltzman’s employment with CFI and its Affiliates through and until the expiration of the Restricted Period.

(e) Amendment; Waiver; Termination. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by all of the parties hereto. No waiver by any party hereto at any time of any breach by any other party hereto of compliance with any condition or provision of this Agreement to be performed by any such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and the transactions contemplated herein shall terminate automatically without any further action by any party upon the termination of the Contribution Agreement.

(f) Severability. If any term of provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) to the extent permitted by applicable Law, the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(g) Arbitration. Except as otherwise set forth in the Restrictive Covenant Agreement, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in New York, New York before a panel of three neutral arbitrators, each of whom shall be selected jointly by the parties, or, if the parties cannot agree on the selection of the arbitrators, as selected by the American Arbitration Association. The commercial arbitration rules of the American Arbitration Association (the “AAA Rules”) shall govern any arbitration between the parties, except that the following provisions are included in the parties’ agreement to arbitrate and override any contrary provisions in the AAA Rules:

(i) The agreement to arbitrate and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict or choice of law rules;

(ii) The California Arbitration Act shall govern the arbitration, the agreement to arbitrate, and any proceedings to enforce, confirm, modify or vacate the award;

(iii) The arbitrators shall apply California law;

(iv) Any petition or motion to modify or vacate the award shall be filed in a Superior Court in California (the “Court”);

(v) The award shall be written, reasoned, and shall include findings of fact as to all factual issues and conclusions of law as to all legal issues;

(vi) Either party may seek a de novo review by the Court of the conclusions of law included in the award and any petition or motion to enforce, confirm, modify or vacate the award; and

(vii) The arbitration shall be confidential. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

The parties hereby agree that the arbitrators shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Each party shall bear its own legal fees and out-of-pocket expenses incurred in any arbitration hereunder and the parties shall share equally all expenses of the arbitrators.

(h) Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(i) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(j) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same document.

(k) Taxes. Notwithstanding any other provision of this Agreement, CFI, CC Holdings and CC shall not be obligated to guarantee any particular Tax result for Saltzman with respect to any payment provided to Saltzman hereunder, and Saltzman shall be responsible for any Taxes imposed on him with respect to any such payment.

(l) Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (including the provisions of Treasury Regulation Section 1.409A-3(i)(5)(iv)), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. In the event that any provision of Agreement is mutually agreed by the parties to be in violation of Section 409A of the Code, the parties shall cooperate reasonably to attempt to amend or modify this Agreement in order to avoid a violation of Section 409A of the Code while attempting to preserve the economic intent of the applicable provision. Neither CFI, CC Holdings or CC make any representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and make no undertaking to preclude Section 409A of the Code from applying to any such payment. For purposes of this Section 6(l), Section 409A of the Code shall include all regulations and guidance promulgated thereunder.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COLONY FINANCIAL, INC.

By:	/s/ John L. Steffins
Name:	John L. Steffins
Title:	Chairman of the Special Committee

COLONY CAPITAL HOLDINGS, LLC

By:	/s/ Mark M. Hedstrom
Name:	Mark M. Hedstrom
Title:	Vice President

COLONY CAPITAL, LLC

By:	/s/ Mark M. Hedstrom
Name:	Mark M. Hedstrom
Title:	Vice President

RICHARD B. SALTZMAN

By:	/s/ Richard B. Saltzman
Richard B. Saltzman

[Signature Page to Share Transfer and Liquidated Damages Agreement]

Exhibit A

Non-Competition Covenant

WHEREAS, Saltzman (i) is a substantial beneficial holder of equity interests in CC and its Affiliates, (ii) has been actively involved in the management of the business of CC and has thereby acquired significant experience, skill, and confidential and proprietary information relating to the business and operation of CC and (iii) in the course of his participation in the business of CC, has also developed on behalf of CC significant goodwill that is now a significant part of the value of CC;

WHEREAS, CFI, on behalf of itself and its Subsidiaries (which, for the avoidance of doubt, on and after the Effective Date include NewCo and its Subsidiaries) (collectively, the “Company”) desires to protect its investment in the assets, businesses and goodwill of CC to be acquired as part of the Contribution and, accordingly, as a material condition to its willingness to enter into the Contribution Agreement and consummate the Contribution, has required that Saltzman agree to limit certain activities by Saltzman (as contemplated hereby) that would compete with or otherwise harm such assets, businesses or goodwill;

WHEREAS, as part of the consideration and inducement to CFI to enter into the Contribution Agreement and acquire such assets, businesses and goodwill, Saltzman is willing to agree to enter into this Non-Competition Covenant and abide by such restrictions; and

WHEREAS, the parties intend this Non-Competition Covenant to be in compliance with California Business and Professions Code Section 16601 (“BPC Section 16601”) to the extent that it is applicable, and further intend for it to be fully enforceable under any applicable Law.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to the Non-Competition Covenant hereby agree as follows:

1. Non-Competition. Saltzman shall not, during the Restricted Period, directly or indirectly, in any manner within the Restricted Territory: (i) engage in the Business (other than through CFI and its Affiliates); (ii) render any services as an employee, officer, director or consultant to any Person (other than CFI and its Subsidiaries) engaged in the Business; or (iii) make an investment in a Person engaged in the Business as a partner, shareholder, principal, member or other owner of equity interests (or securities convertible into or exercisable for, equity interests); provided, however, nothing contained in this Agreement shall restrict Saltzman from (x) engaging in any activity that he determines in good faith is in furtherance of the interests of CFI and its Subsidiaries in the performance of his duties for, and for the benefit of, CFI and its Subsidiaries and/or (y) engaging in any Permitted Activity in accordance with Section 2.

2. Permitted Activities. Notwithstanding anything set forth herein to the contrary, nothing contained herein shall prohibit Saltzman from:

(a) engaging in the Personal Activities (as defined in the Employment Agreement);

(b) owning, directly or indirectly, solely as an investment, securities of any such Person which are traded on any national securities exchange or NASDAQ if Saltzman (A) is not a controlling person of, or a member of a group which controls, such Person; and (B) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person;

(c) managing any capital accounts, or exercising any of the rights and obligations of the general partner, of the upper-tier general partners with respect to the Subject Funds, or any CC Retained Assets or CC Retained Liabilities of CC Parties following the Effective Date;

(d) taking any actions with respect to (x) investments made (or legally committed to be made) on or prior to the date hereof (including investments in Colony AH Member LLC and its subsidiaries, SONIFI Solutions, Inc. and Miramax Films) or (y) follow-on investments to the investments described in clause (x) that are not real estate-related or the sourcing of investments for the investments described in clause (x) that are not real estate-related or (z) investments made to refinance or restructure the investments described in clauses (x) and (y) that are not real estate-related;

(e) making passive investments in private equity funds, mutual funds, hedge funds and other managed accounts (provided that such funds or accounts do not have a primary investment strategy, as set forth in the applicable fund’s or account’s published statement of its primary investment strategy, of investments in real estate-related debt and equity investments);

(f) making any passive investment (or group of related passive investments) of less than $20 million in private equity funds, mutual funds, hedge funds and other managed accounts that have a primary investment strategy, as set forth in the applicable fund’s or account’s published statement of its primary investment strategy, of investments in real estate-related debt and equity investments;

(g) making investments in private companies that are (x) not engaged in the real estate or hospitality industries, (y) do not predominantly make investments in real estate-related debt and equity instruments and (z) do not make investments similar to those made by CFI and the OP equal to the lesser of (x) 5% of the outstanding equity securities of such private company and (y) $30 million per company or group of affiliated companies operating as part of one business; or

(h) providing services to an entity engaged in the Business if Saltzman’s services are limited to a unit, division, or subsidiary of such entity which does not engage in the Business and Saltzman does not provide services directly or indirectly to, or with respect to, the Business.

3. Defined Terms. For purposes of this Exhibit A, the following terms have the respective meanings set forth below:

(a) “Business” means (x) the business of acquiring, originating and managing real estate-related debt and equity investments; provided, that, for purposes of clarification, the Business shall not include debt or equity investments in operating companies primarily engaged in businesses outside of the real estate or hospitality industries even though such businesses may own or lease real property and (y) any alternative asset management business (other than CC) in which more than 25% of the total capital committed is third party capital from passive investors (which term shall exclude natural persons who are partners or employees of the business and are actively engaged in the management of the business) that advises, manages or invests the assets of funds or related investment vehicles or separate accounts.

(b) “Employment Agreement” means the Employment Agreement by and between Saltzman and CFI, dated as of December 23, 2014.

(c) “Person” means any individual, company, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

(d) “Restricted Period” means the period commencing on the Effective Date and ending on the first anniversary of the termination of Saltzman’s employment with the Company; provided that the Restricted Period shall immediately cease if such termination of employment is either by the Company without Cause (including due to Non-Renewal by the Company) or by Saltzman for Good Reason (in each case, such capitalized term used herein as defined in the Employment Agreement).

(e) “Restricted Territory” means (i) any of Austria, Belgium, China, Czech Republic, Denmark, England, Finland, France, Germany, Hungary, Ireland, Italy, Japan, Monaco, Netherlands, Norway, Poland, Portugal, Scotland, South Korea, Spain, Sweden, Switzerland, the United States, (ii) any state in the United States and/or other country listed in clause (i), and (iii) any other jurisdiction in which the Company or its subsidiaries engages in Business in any material respect.

4. Reasonableness and Enforceability of Covenants.

(a) The recitals to this Non-Competition Covenant are incorporated herein by this reference. The parties hereto acknowledge and agree with such recitals, and further agree that the value of the consideration paid by CFI in connection with the Contribution is substantial and that preservation of the confidential and proprietary information, goodwill, stable workforce, and client and customer relations of the Company is a material part of the consideration being provided in connection with the Contribution.

(b) The parties expressly agree that the character, duration and geographical scope of this Non-Competition Covenant are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including, but not limited to, Saltzman’s material economic interest in the Contribution, Saltzman’s importance within the business to be contributed in the Contribution, and Saltzman’s position of confidence and trust as a stockholder of CFI.

(c) Saltzman acknowledges that, (i) in connection with the Contribution, the Company will be vested with the goodwill of, and will directly or indirectly carry on, the business of CC; (ii) the restrictive covenants and the other agreements referenced herein (collectively, the “Restrictive Covenants”) are an essential part of this Non-Competition

Covenant and the Agreement, and the contemplated Contribution; (iii) the contemplated Contribution is designed and intended to qualify as a sale (or other disposition) by Saltzman within the meaning of BPC Section 16601 and (iv) the covenants contained in this Non-Competition Covenant and the Agreement are intended to be and would be enforceable under BPC Section 16601. Saltzman and the Company agree not to challenge the enforceability of the covenants (and the limitations and qualifications included as part thereof) contained in this Non-Competition Covenant and the Agreement.

(d) Saltzman agrees to be bound by the Restrictive Covenants and the other agreements referenced in the Agreement to the maximum extent permitted by Law, it being the intent and spirit of the parties that the Restrictive Covenants and the other agreements referenced herein shall be valid and enforceable in all respects, and, subject to the terms and conditions of, and limitations and qualifications included in, this Non-Competition Covenant and the Agreement.

5. Acknowledgements. Saltzman acknowledges that (i) his work for the Company will continue to give him access to the confidential affairs and proprietary information of the Company; (ii) the agreements and covenants of Saltzman contained in this Non-Competition Agreement are essential to the business and goodwill of the Company; and (iii) CFI would not have entered into the Contribution Agreement or the Employment Agreement but for the covenants and agreements set forth herein.

[End of Exhibit A]